UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 31, 2013 (October 30, 2013)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200 100 Matsonford Road, Radnor, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

and

Item 7.01	Regulation FD Disclosure.

On October 30, 2013, Penn Virginia Corporation (“PVA”) issued a press release regarding its financial results for the three months ended September 30, 2013. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The non-generally accepted accounting principle (“non-GAAP”) measures of (i) operating margin per barrel of oil equivalent (“BOE”), (ii) pre-tax present value of estimated future net cash flows from proved reserves, discounted at 10 percent (“PV-10”), (iii) Adjusted EBITDAX and (iv) net loss applicable to common shareholders, as adjusted, are presented in the press release. In each case, the amounts included in the calculations of these measures are computed in accordance with generally accepted accounting principles (“GAAP”). As part of the press release information, we have provided definitions or reconciliations of these non-GAAP financial measures to their most comparable financial measure or measures calculated and presented in accordance with GAAP. We believe that investors can more accurately understand our financial results if they have access to the same financial measures used by management.

Operating margin represents total product revenues less total direct operating expenses, excluding acquisition transaction expenses. Operating margin per BOE is equal to operating margin divided by total crude oil, natural gas liquids and natural gas production on an oil equivalent basis. Operating margin is not adjusted for the impact of hedges. We believe that operating margin per BOE is an important measure that can be used by security analysts and investors to evaluate our operating margin per unit of production and to compare it to other oil and gas companies, as well as for comparisons to other time periods.

PV-10 value is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. The standardized measure is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. We use PV-10 value as one measure of the value of our estimated proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. We believe that securities analysts and rating agencies use PV-10 value in similar ways. Our management believes PV-10 value is a useful measure for comparison of proved reserve values among companies because, unlike standardized measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves.

Adjusted EBITDAX represents net loss before income tax expense or benefit, interest expense, depreciation, depletion and amortization expense, exploration expense and share-based compensation expense, further adjusted to exclude the effects of non-cash changes in the fair value of derivatives, acquisition transaction expenses, impairments, net gains and losses on the sale of assets, loss on extinguishment of debt, loss on firm transportation commitment and other non-cash items. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net loss. Adjusted EBITDAX represents EBITDAX as defined in our revolving credit facility.

Net loss applicable to common shareholders, as adjusted, represents net loss, less preferred stock dividends, adjusted to exclude the effects, net of income taxes, of non-cash changes in the fair value of derivatives, acquisition transaction expenses, impairments, restructuring costs, net gains and losses on the sale of assets, loss on extinguishment of debt and loss on firm transportation commitment. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Net loss applicable to common shareholders, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net loss applicable to common shareholders.

In accordance with General Instruction B.2 of Form 8-K, the above information and the press release are being furnished under Items 2.02 and 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, nor shall such information and exhibit be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Penn Virginia Corporation press release dated October 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2013

Penn Virginia Corporation

By:	/s/ Steven A. Hartman
Name:	Steven A. Hartman
Title:	Senior Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Penn Virginia Corporation press release dated October 30, 2013.